                                                                  Exhibit 10.74

                            EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of June 16, 2000, between KRAMONT REALTY TRUST, a Maryland real estate investment trust with offices at Plymouth Plaza, Suite
200, 580 West Germantown Pike, Plymouth, PA 19462 (the "Company"), and Norman
M. Kranzdorf, an individual residing at 340 Sprague Road, Marberth, PA
19072("NMK").

     NMK has been the President and Chief Executive Officer of Kranzco Realty
Trust and its controlled affiliates for many years.  CV Reit, Inc. and
Kranzco Realty Trust have entered into an Agreement dated December 10, 1999
(the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of CV Reit, Inc. and Kranzco Realty
Trust will be merged and combined in an "Upreit Structure" in which the
Company will be the surviving company.  The Company desires to assure itself of the continued availability of the knowledge, advice and board of trustee services of NMK following the merger.  Effective upon the Effective Time (as defined in the Reorganization Agreement) the Company desires to employ NMK and NMK desires to accept such employment on the terms and conditions of this
Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

          1.   Employment.

          The Company hereby offers and NMK hereby accepts employment with the Company on the terms and conditions contained herein.  It is understood that NMK shall serve as a trustee of the Company for no additional compensation.  It is also understood that NMK will serve as the Chairman of the Board although his compensation hereunder shall continue and shall not be reduced if his title is changed to such other title as may be agreed upon by the Company and NMK.

          2.   Duties.

               a.   NMK shall have only such duties, not inconsistent with
his status as the Chairman of the Board, as may from time to time be assigned to him by the Board of Trustees of the Company.  NMK has agreed to serve as a trustee of such controlled affiliates of the Company as the Company may request, and represent the Company on committees of NAREIT and ICSC and such other trade association groups as the Company may deem appropriate.  NMK shall fulfill his duties hereunder faithfully and responsibly and to further the best interests of the Company.

               b.   NMK shall devote such time, attention and energies during
business hours to the performance of his duties hereunder as is necessary to properly carry out his responsibilities under this Agreement.

               c.   NMK shall not be required to relocate outside the
metropolitan Philadelphia, Pennsylvania area.  If NMK agrees to undertake any business travel, he shall be reimbursed pursuant to Paragraph 6 of this
Agreement for reasonable costs and expenses incurred in connection therewith.

               d.   Under the Merger Agreement NMK is designated as a trustee
of the Company following the Effective Time.  If NMK's term of employment has not been terminated pursuant to Paragraph 7 of this Agreement, the Company will, upon the expiration of NMK's term as a trustee, include NMK in its slate of nominees for reelection upon the expiration of each term as trustee so that he shall be a trustee for the remainder of NMK's term of employment.
NMK agrees, if  requested, to resign as a trustee effective at the termination of his term of employment, except if his term of employment is terminated by the Company without proper cause.

          3.   Employment Term.

          Subject to the provisions of Paragraph 7 of this Agreement, NMK's term of employment shall be for a five year period commencing on the
Effective Time.

          4.   Compensation.

          For all services rendered by NMK pursuant to this Agreement, the
Company shall pay NMK salary at the rate of $350,000 per annum for the period from the Effective Time until the third anniversary of the Effective Time, and at the rate of $175,000 per annum from such date until the fifth anniversary of the Effective Time.  NMK's salary shall be payable bi-weekly or at such other regular intervals, not less frequently than monthly, as the
Company may establish from time to time for executive employees of the
Company.

          Nothing herein contained shall preclude the Board of Trustees of the Company in its sole discretion from increasing NMK's salary hereunder or from awarding NMK any bonus, any options to purchase shares, share appreciation rights, grants of shares or other forms of compensation.

          5.   Definition of a "Change of Control".

               a.   For purposes of this Agreement, a "change in control of
the Company" shall be deemed to occur if:

               i.   there shall have occurred a change in control of a nature
          that would be required to be reported in response to Item 6(e) of
          Schedule 14A of Regulation 14A promulgated under the Securities
          Exchange Act of 1934, as amended, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that there shall not be deemed to be a "change in control of the Company" if immediately prior to the occurrence of what would otherwise be a "change in control of the
          Company" (a) NMK is the other party to the transaction (a "Control
          Event") that would otherwise result in a "change in control of the
          Company" or (b) NMK is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control Event or of any entity, directly or indirectly, controlling such other party,

               ii.  the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a
          "Transaction") provided, however, that a Transaction shall not be deemed to result in a "change in control of the Company" if (a)
          immediately prior thereto the circumstances in (i)(a) or (i)(b)
          above exist, or (b) (1) the shareholders of the Company,
          immediately before such Transaction own, directly or indirectly, immediately following such Transaction, in excess of fifty percent
          (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such
          Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the
          Company immediately before such Transaction, and (2) the
          individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation, or

               iii. the Company acquires assets of another company or a
          subsidiary of the Company merges or consolidates with another company (each, an "Other Transaction") and (a) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other
          Transaction, fifty percent (50%) or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the "Other
          Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction, or (b) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the
          Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control of the Company" if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

Neither the definition of a Control Event or any other provision hereof is intended to limit NMK's fiduciary obligation to refrain from taking personal advantage of any corporate opportunity of the Company.

          6.   Benefits.

               a.   During the term of employment NMK shall be entitled to
participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time.  Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans.  The Company shall reimburse NMK, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder.  NMK shall be entitled to take such vacation time as he deems appropriate without any reduction in compensation.  NMK shall be provided with such other benefits and perquisites as may be determined by the Board of Trustees of the Company.  NMK shall have the right to continued use of his current automobile and/or a similar automobile and the Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

               b.   During the term of this Agreement, NMK shall be permitted
to attend, at the Company's expense, ISCS, NAREIT, New America International,
Wharton Realty Advisory Board and other real estate industry conferences and the Company shall pay for all membership fees, and expenses (including travel) related to membership, in trade and industry organizations, the Penn
Club and other similar organizations.

          7.   Termination and Severance Benefits.

               a.   If NMK shall die during the term of employment under this
Agreement, the compensation provided in Paragraph 4 of this Agreement shall be paid in such installments as would be required under Paragraph 4 of this
Agreement to the person designated from time to time in writing by NMK and, if not so designated, to NMK's estate, until the fifth anniversary of the
Effective Time.  The person designated by NMK and, if not so designated,
NMK's estate, shall also receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable and no longer subject to restrictions.

               b.   NMK may terminate this Agreement for "Good Reason" if any
of the following events occurs:

               i.   the assignment to NMK of any duties materially
          inconsistent with his status;

               ii.  the Company's material breach of any of its agreements or obligations under this Agreement including the failure by the
          Company to pay NMK any installment of his salary or a previous award under any bonus or incentive compensation arrangement;

               iii. the failure of the Company to obtain a satisfactory
          agreement from any successor to assume and agree to perform this
          Agreement, as contemplated in Paragraph 15 hereof;

               iv.  any purported termination of NMK's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 8 below;

               v.   any purported termination of NMK's employment for proper
          cause which is not effected pursuant to the procedures of Paragraph
          7(c) below (and for purposes of this Agreement, no such purported termination shall be effective); or

               vi.  any change in control of the Company.

          Upon termination of NMK's employment under this Paragraph 7(b)
(except as a result of a change in control of the Company), the Company shall pay NMK a lump sum severance payment equal to his salary during the remainder of the term of employment plus accrued and unpaid bonuses, if any, such severance payment to be paid within fifteen (15) days of such termination.
Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the Company, the Company shall pay NMK a lump sum severance payment of $1,040,000 if the termination is prior to the third anniversary of the Effective Time or of $520,000 if the termination is on or after the third anniversary of the Effective Time.  Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the
Company, the Company shall, in addition, pay NMK an amount (the "Additional
Amount"), if any, equal to taxes actually payable by NMK under Section 4999 of the Internal Revenue Code  of 1986, as amended (the "Code") with respect to any "excess parachute payment" within the meaning of the Code and the
Treasury regulations thereunder, plus all federal, state and local income taxes payable by him with respect to such Additional Amount, such payment or payments to be made at least five (5) days prior to the due date of such taxes pursuant to NMK's certification by notice to the Company to the effect that the tax payment is payable by him on such due date. NMK shall promptly after such due date, certify to the Company that such tax payment has been made by him.  Upon termination of NMK's employment under this Paragraph 7(b),
NMK shall also be entitled to receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable or no longer subject to restrictions.

               c.   The Company, by notice to NMK, may terminate NMK's term
of employment under this Agreement for proper cause.  As used herein, "proper cause" shall mean (i) the willful and continued failure by NMK to substantially perform his duties with the Company (other than any such failure resulting from the NMK's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by NMK for Good Reason) after a written demand for substantial performance is delivered to NMK by the trustees of the Company, which demand specifically identifies the manner in which the trustees believe that NMK has not substantially performed his duties, or (ii) the willful engaging by NMK in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this subsection 7(c), no act, or failure to act, on NMK's part shall be deemed "willful" unless done, or omitted to be done, by NMK otherwise than in good faith and in a manner that
NMK reasonably believed was in or not opposed to the best interests of the
Company and its shareholders.  Notwithstanding the foregoing, NMK shall not be deemed to have been terminated for proper cause unless and until there shall have been delivered to NMK a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of all of the trustees of the
Company at a meeting of the trustees called and held for such purpose (after reasonable notice to NMK and an opportunity for him, together with counsel of his choosing, to be heard before the trustees not less than ten (10) business days after the giving of such notice), finding that in the good faith opinion of the trustees, NMK conducted himself as set forth above in clause (i) or
(ii) of the first sentence of this Paragraph 7(c) and specifying the particulars of such conduct in detail.

          Upon termination of NMK's term of employment under this Agreement for proper cause, the Company shall pay NMK's salary through the Date of
Termination and shall have no further obligations to NMK under this
Agreement.

               d.   In the event that a reputable medical doctor ("Consulting
Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that NMK, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90)
consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), NMK's term of employment under this
Agreement shall be terminated but the Company shall continue to pay NMK's salary in such installments as would be required under Paragraph 4 of this
Agreement and continue NMK in such health and dental insurance programs and life insurance plans and programs, until the fifth anniversary of the
Effective Time, except that the Company may reduce payments made thereafter to NMK by the amount of any disability insurance benefits received by NMK under any employee benefit plan of the Company.

               e.   The Company agrees that the terms of any restricted stock
awards granted to NMK shall provide that such awards shall immediately vest and no longer be subject to forfeiture in the event of the death of NMK or the termination of his employment for "Good Reason".  The Company further agrees that the terms of any options granted to NMK shall provide that such options shall, in the event of the death of NMK or the termination of his employment for "Good Reason", not terminate but immediately vest in full and be exercisable by NMK at any time during the one year period commencing on the date NMK so terminates this Agreement or dies.  Nothing herein shall obligate the Company to make any restricted stock awards or grant any options to NMK.

          8.   Notice of Termination.  Any purported termination of the NMK's employment by the Company or by NMK shall be communicated by a written Notice of Termination to the other party hereto in accordance with Paragraph 16 hereof.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this
Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of NMK's employment under the provision so indicated.

          9.   Date of Termination, Etc.

               a.   "Date of Termination" shall mean if NMK's employment is
terminated pursuant to Paragraph 7(b), 7(c) or 7(d) above, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a binding arbitration award rendered pursuant to the provision of Paragraph 12 hereof (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), except that with respect to a termination of this Agreement by reason of expiration of its term as provided in Paragraph 3, the Date of Termination shall be the date the term hereof expires pursuant to Paragraph 3, regardless of whether a dispute exists with respect thereof; provided, further, that the Date of
Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the dispute, the
Company will continue to pay NMK his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and installments under any bonus plan) and continue NMK as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Paragraph.  Amounts paid under this Paragraph 9 are in addition to all other amounts due under this
Agreement and shall not be offset against or reduce any other amounts due under this Agreement.  If it is finally determined by a binding arbitration award (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that NMK was terminated for proper cause, NMK shall promptly remit to the Company the amount of any cash payments and the value of any non-cash benefits paid pursuant to this
Paragraph 9 to which NMK would not otherwise have been entitled.

               b.    In addition to all other amounts payable to NMK under
Paragraph 7 of this Agreement, NMK shall be entitled to receive all benefits payable to him under the Company's Pension Plans applicable to him in accordance with the terms of such plans as in effect from time to time and any other plan or agreement relating to retirement benefits as in effect upon the occurrence of a change in control.

               c.   NMK shall not be required to mitigate the amount of any
payment provided for in Paragraph 7 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in this Agreement.

          10.  Indemnification.  The Company shall defend and hold NMK harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by NMK of service for, or action of NMK as a director or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request.

          11.  Noncompetition.

          NMK agrees that during the term of employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

               a.   Not to hire, directly or indirectly, or entice or
participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company, any controlled affiliates of the
Company, or the predecessors of any of them.

               b.   Not to directly or indirectly solicit, induce or
influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each a "Restricted Party") anywhere within a geographical area in which the Company and NMK, any affiliate of NMK, any entity which employs NMK or any entity in which NMK owns a beneficial interest (an "NMK Affiliate") are then in competition ("Restricted
Territory") to discontinue or reduce the extent of such Restricted Party's relationship with the Company or any of its affiliates in the Restricted
Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

               c.   To hold in a fiduciary capacity for the benefit of the
Company and its affiliates, and not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that NMK may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret.  In addition to the foregoing and not in limitation thereof, NMK agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that NMK may have acquired (whether or not developed or compiled by NMK and whether or not NMK was authorized to have access to such information) during the term of, in the course of or as a result of his employment by the Company or any predecessor.
"Trade Secret" means information including, but not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy.
"Confidential or Proprietary Information" means any secret, Confidential or
Proprietary Information of the Company or any affiliate not otherwise included in the definition of Trade Secret.  The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

               d.   NMK acknowledges that the restrictions, prohibitions and
other provisions hereof, including without limitation the definition of
Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the
Company and its affiliates, and are a material inducement to the Company and
its affiliates to enter into the Merger Agreement.   In the event of a breach
or attempted breach of this Paragraph, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security.  NMK hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          12.  Arbitration.  The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder.  If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated.  The arbitration will be concluded in Philadelphia,
Pennsylvania by a panel of three (3) arbitrators and will beheld in accordance with the rule of the American Arbitration Association.  Of these three arbitrators, one will be selected by the Company, one will be selected by NMK and the third will be selected by the two arbitrators so selected.
Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this Paragraph 12.  The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto.  Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

          13.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law principles.

          14.  Entire Agreement.  This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements including, without limitation, the Severance Agreement between Klein Realty Trust and NMK dated March 28,
1997.  No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

          15.  Successors; Binding Agreement.

               a.   This Agreement shall inure to the benefit of and be
enforceable by NMK's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If
NMK should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the NMK's devisee, legatee or other designee or, if there is no such designee, to the
NMK's estate.

               b.   The Company will require any successor (whether direct or
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain and deliver to NMK such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this
Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

          16.  Notices.  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Paragraph 16.  All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

          17.  Severability.  If any provision in this Agreement is
determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   KRAMONT REALTY TRUST

                                   By:/s/ Louis P. Meshon, Sr.
                                      ___________________________
                                      Name:  Louis P. Meshon, Sr.
                                      Title: President

                                   /s/ Norman M. Kranzdorf
                                   _______________________________
                                   Norman M. Kranzdorf